Exhibit 99.1

Quantum Materials Corp Developing Nanomaterials for Tracing Fracking Fluids to Point of Origin

San Marcos, TX – August 3, 2016 – Leading North American quantum dot manufacturer Quantum Materials Corporation (OTCQB:QTMM) today announced that the Company has partnered with a Texas-based E&P technology business and is currently developing specialized nanomaterials for use in oil and gas well production optimization. The project, which is nearing the completion of the initial phase, is targeting new materials which are expected to provide for safer and more efficient recovery of hydrocarbon resources.

“We are excited to be a part of this project which has the potential to bring a wealth of new information to the oil and gas industry.” said Sri Peruvemba, CEO of Quantum Materials Corp. “However more importantly to Quantum, the challenges of creating nanoparticles that can withstand the harsh downhole environment are leading us to discoveries that we can apply to make our quantum dots for use in displays and lighting more robust.”

The Company realized a small revenue contribution from this project in fiscal year 2016 that ended June 30.

About Quantum Materials Corp

Quantum Materials Corporation (QMC) develops and manufactures quantum dots and nanomaterials for use in medical, display, solar energy and lighting applications through its patented volume production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to drive innovative discovery to commercial success. The company’s technology continues to move the future of quantum dots to the present. QMC’s products are the foundation for technologically superior, energy efficient and environmentally sound LCD UHD displays, the next generation of solid-state lighting, solar photovoltaic power applications, advanced battery and energy storage solutions, biotech imaging, and biomedical theranostics. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology.

For more information follow Quantum Materials Corp at www.QMCDOTS.com and on LinkedIn and Twitter.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

CONTACTS:

Toshi Ando

Senior Director of Business Development

510.300.4021

toshi@qmcdots.com

Media:

Rich Schineller

941.780.8100

rich@prmgt.com

Investor Relations:

Clay Chase /SD Torrey Hills Capital

858.456.7300

cc@sdthc.com